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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 13E-4
                               (AMENDMENT NO. 2)
                         ISSUER TENDER OFFER STATEMENT
     (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                             BRADLEES STORES, INC.
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                                (Name of Issuer)


                                 BRADLEES, INC.
                             BRADLEES STORES, INC.
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                      (Name of Person(s) Filing Statement)

                              9% CONVERTIBLE NOTES
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                         (Title of Class of Securities)

                                      N/A
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                     (CUSIP Number of Class of Securities)

                                 PETER THORNER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                       &
                                DAVID L. SCHMITT
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                              SECRETARY AND CLERK
                              ONE BRADLEES CIRCLE
                        BRAINTREE, MASSACHUSETTS  02184
                                 (781) 380-3000
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 (Name, Address, including zip code, and telephone number, including area code, of Person Authorized to Receive Notices and
           Communication on Behalf of the Person(s) Filing Statement)

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

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                                    COPY TO:

                            RAYMOND C. ZEMLIN, P.C.
                          GOODWIN, PROCTER & HOAR  LLP
                                 EXCHANGE PLACE
                               BOSTON, MA  02109
                                 (617) 570-1000

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                                 JUNE 23, 1999
     (Date Tender Offer First Published, Sent or Given to Security Holders)

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     This Second Amendment amends and supplements the issuer Tender Offer
Statement on Schedule 13E-4, dated June 23, 1999, as amended on July 22, 1999. The Issuer Tender Offer Statement is hereby amended to incorporate the information included in the Items and exhibits referred to below.


ITEM 1.   SECURITY AND ISSUER.

     The Offer expired at 12:00 midnight on Monday, July 26, 1999. Subject to certain closing conditions, the Companies expect to close the Offer on or about August 5, 1999.


ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

     Item 9 is hereby amended to include the following additional exhibit.

     (a)(5) Press release issued by the Companies on July 29, 1999.
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       BRADLEES, INC.



                                       By:    /s/ David L. Schmitt
                                              ---------------------------------
                                       Name:  David L. Schmitt
                                       Title: Senior Vice President and Clerk



                                       BRADLEES STORES, INC.



                                       By:    /s/ David L. Schmitt
                                              ---------------------------------
                                       Name:  David L. Schmitt
                                       Title: Senior Vice President and Clerk


Dated:
July 29, 1999

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                                  EXHIBIT INDEX


EXHIBIT     DESCRIPTION
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(a)(5)      Press release issued by the Companies on July 29, 1999.


                                       3